EXHIBIT 99.1


                   CHESAPEAKE ENERGY CORPORATION ANNOUNCES THE
       ELECTION OF SENATOR DON NICKLES TO CHESAPEAKE'S BOARD OF DIRECTORS

OKLAHOMA CITY, OKLAHOMA,  JANUARY 3, 2005 - Chesapeake Energy Corporation (NYSE:
CHK) today announced the election of Senator Don Nickles to the Chesapeake Board of Directors for a term expiring in 2005, after which he will stand for re-election by Chesapeake's shareholders. Senator Nickles (R., Okla.), 56, is retiring from the U.S. Senate tomorrow after a distinguished 24-year career. During his four terms in the Senate, Senator Nickles served in numerous leadership positions, including Chairman of the Senate Budget Committee (2003-04) and Assistant Republican Leader (1996-2002). Important energy legislative accomplishments during his service in the Senate include repeal of the Windfall Profits Tax (1988), repeal of the Fuel Use Policy Act (1987), the deregulation of natural gas prices (1989) and numerous other contributions to the nation's energy policies. In addition, other major pieces of Nickles-sponsored legislation include: the National Organ Transplant Act (1984), repeal of the 55 MPH federal speed limit (1995), The American Family Tax Relief Act (1995), The Defense of Marriage Act (1996), The Congressional Review Act
(1996), The International Religious Freedom Act (1998), the Child Citizenship Act (2000) and the Jobs and Growth Tax Relief Act (2003).

Senator Nickles was raised in Ponca City, Oklahoma and graduated from Oklahoma State University in 1971. Upon graduation he became Vice-President and General Manager of the Nickles Machine Corporation, a family-owned small business that provided products and services to the energy industry. Senator Nickles also served in the National Guard from 1970-76. In 1980, he was elected to the U.S. Senate at the age of 31, becoming the youngest member of the U.S. Senate. Senator Nickles recently formed The Nickles Group, a Washington-based consulting and business venture firm.

Senator Nickles' election increases the size of Chesapeake's Board to eight members. Management is represented by Aubrey K. McClendon and Tom L. Ward, the company's co-founders and largest individual shareholders. The other Board members are Frank Keating of Washington, D.C.; Breene M. Kerr of Easton,
Maryland; Charles T. Maxwell of Bronxville, New York; Shannon T. Self of Oklahoma City; and Frederick B. Whittemore of New York City.

                               MANAGEMENT COMMENT

Aubrey K. McClendon, Chairman and Chief Executive Officer of Chesapeake said of Senator Nickles' election, "We are extremely pleased to have Don join Chesapeake's Board. We have known Don for many years and watched with pride as he rose from the youngest member of the U.S. Senate to one of the country's most influential leaders. Senator Nickles is a man of exceptional accomplishment, leadership skills and personal character. From his family background in the industry and his four terms as a leading U.S. Senator, Don understands energy issues and the industry's importance to the U.S. economy. In a time of growing political debate about the country's energy policies, we will particularly appreciate his in-depth knowledge of energy public policy issues."


CHESAPEAKE ENERGY CORPORATION IS THE SIXTH LARGEST INDEPENDENT PRODUCER OF NATURAL GAS IN THE U.S. HEADQUARTERED IN OKLAHOMA CITY, THE COMPANY'S OPERATIONS ARE FOCUSED ON EXPLORATORY AND DEVELOPMENTAL DRILLING AND PRODUCING PROPERTY ACQUISITIONS IN THE MID-CONTINENT, PERMIAN BASIN, SOUTH TEXAS, TEXAS GULF COAST AND ARK-LA-TEX REGIONS OF THE UNITED STATES. THE COMPANY'S INTERNET ADDRESS IS WWW.CHKENERGY.COM.